Exhibit 99.(B)(d)(7)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AllianceBernstein L.P.

As of September 14, 2011, as amended December 9, 2011

SEI INSTITUTIONAL MANAGED TRUST

Small Cap Fund

Small Cap Growth Fund

Tax-Managed Small/ Mid Cap Fund

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AllianceBernstein L.P.

As of September 14, 2011, as amended December 9, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

REDACTED

Agreed and Accepted:

SEI Investments Management Corporation	AllianceBernstein L.P.

By:	By:
/s/ James Smigiel	/s/ Louis T. Mangan

Name:	Name:

James Smigiel	Louis T. Mangan

Title:	Title:

Vice President	Assistant Secretary